Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is executed as of April 10, 2013 and effective as of the Closing (as defined below) (the “Effective Date”), between Digital Angel Corporation (the “Employer”) and L. Michael Haller, an individual residing at 5924 Colodny Drive, Agoura Hills, California 91301 (the “Employee”).

Background

A.     Employer and Employee are parties to that Employment Agreement dated August 23, 2012 (the “Agreement”).

B.     On the date hereof Employer entered into an asset purchase agreement (the “Asset Purchase Agreement”) with MGT Capital Investments, Inc. (“MGT”) to sell its games development operations to MGT (the “Transaction”), Employee desires to enter into discussions with MGT regarding his engagement (whether as an employee or independent contractor) by MGT, and Employer consented to such discussions in the Asset Purchase Agreement.

C.     The parties desire to terminate the Agreement as set forth in this Amendment.

Agreement

In consideration of the mutual premises, covenants and agreements set forth below, and intending to be legally bound hereby, it is hereby agreed as follows:

1.     Definitions. Capitalized terms shall have the meanings defined in the Agreement.

2.     Resignation and Termination. Employee resigns his position as Chief Executive Officer, President, and Member of the Board of Directors of Employer and any affiliated entities effective as of the closing of the Transaction (the “Closing”), currently anticipated to be April 30, 2013, and Employer accepts such resignation as of the Effective Date. Simultaneous with the Closing and Employee’s resignation, the parties mutually agree that the Agreement will terminate effective as of such date and, except as set forth in this Amendment, neither party will have further obligations toward the other.

3.     Accrued Obligations. At the Closing and upon the effectiveness of Employee’s resignation and termination of the Agreement, Employer shall pay to Employee all Accrued Obligations, less standard deductions and withholdings, plus a lump sum of $10,000, all of which shall be payable in cash. No other payments to Employee shall be due from Employer, including for the avoidance of doubt any severance or similar payments or benefits.

4.     Stock Options. Employee’s rights regarding granted stock options shall continue to be governed by the terms of the Stock Option Agreement between Employee and Employer, including the right to exercise vested stock options for a period of sixty (60) days following termination of the Agreement.

5.     Non Competition and Non Solicitation Waiver. Employer hereby releases, acquits and forever discharges Employee from his obligations pursuant to, and hereby waives any and all rights of Employer under, Sections 5.2(a)-(c) of the Agreement. This release and waiver of claims by Employer for any damages due to Employer as a result of Employee’s breach of Sections 5.2(a)-(c) of the Agreement will extend to Employee and to MGT (including any parent, subsidiaries and other affiliated persons of MGT).

6.     Mutual Release and Waiver of Claims. Employee hereby waives all claims the Employee has against DIGA (for purposes of this paragraph 6, DIGA includes Employer, its subsidiaries, affiliates, shareholders, directors, officers, employees, or agents) and releases and discharges DIGA from liability for any claims or damages that Employee may have against DIGA as of the Effective Date, whether known or unknown, including, but not limited to, any claims arising out of Employee’s employment relationship with DIGA (except for indemnification pursuant to the DIGA’s Certificate of Incorporation, bylaws, or any other director or officer indemnification agreement between Employee and DIGA, including Section 8.1 of the Agreement) or termination thereof, or violations of any federal, state, or local fair employment practices law, including Title VII of the Civil Rights Act, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the WARN Act, or any other federal, state or local employee relations statute, rule, executive order, law or ordinance, tort, express or implied contract, employment agreement, public policy, or other obligations or any right under any company pension, welfare or stock plans, bonus plan, vacation or other benefits, or attorneys’ fees. DIGA hereby waives all claims against Employee and releases and discharges Employee from any liability for any claims or damages that DIGA may have against Employee as of the Effective Date, whether known or unknown, including, but not limited to, any claims arising out of the Transaction, Employee’s conduct as an employee of DIGA, Employee’s employment relationship with DIGA, Employee’s service as a member of DIGA’s board of directors or termination thereof, or arising pursuant to the Agreement.

7.     Entire Agreement; Supersedure. This Amendment contains the entire agreement between the parties with respect to the subject matter hereof, and expressly terminates, rescinds, replaces, and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties with respect to the subject matter hereof.

8.     Governing Law; Submission to Jurisdiction; Mediation.

(a)     THIS AMENDMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, FOR THE PURPOSES OF ANY PROCEEDINGS ARISING OUT OF THIS AMENDMENT, AND HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY AND AGREES THAT ANY PROCEEDING SHALL INSTEAD BE DECIDED BY A JUDGE SITTING WITHOUT A JURY.

(b)      Prior to commencement of any legal proceeding or at any time after commencement of any legal proceeding, Employee agrees that, upon request of Employer, and at the expense of the Employer, any dispute between Employee and Employer shall be presented for non-binding mediation by a third party mediator. In the event that Employee fails to reasonably comply with his/her obligation to participate in mediation as required herein, such failure shall constitute a breach of this Amendment by Employee entitling Employer to damages.

9.     Counterparts. This Amendment may be executed in any number of counterparts, by original or facsimile signatures, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective for all purposes as of the Effective Date.

EMPLOYER	EMPLOYEE

Digital Angel Corporation	L. Michael Haller

/s/ Daniel Penni	/s/ L. Michael Haller
By: Daniel Penni, Chairman	Signature

April 10, 2013	April 5, 2013
Date	Date

[Signature Page to Haller Amendment; Release and Waiver]